Item 77H - Deutsche Value Series, Inc.
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person owns more
than 25% of the series based on the records of the
series as of February 2, 2015.
As of March 3, 2014:
No investor beneficially owned 25% or more of
Deutsche Small Cap Value Fund as of March 3,
2014.
As of February 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Small Cap
Value Fund
EDWARD D JONES
& CO
FOR THE BENEFIT
OF CUSTOMERS
ST LOUIS MO
63131-3729
28.24%